Exhibit 99.1

News Bulletin

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklicovey.com

FRANKLIN COVEY ANNOUNCES
SIXTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS
SECOND QUARTER FISCAL 2004 RESULTS

Salt Lake City, Utah – April 13, 2004 – FranklinCovey (NYSE: FC) reported an $8.4 million improvement with $1.0 million in operating income for its second quarter ended February 28, 2004, compared to an operating loss of $7.5 million for the comparable quarter of the prior year. This marks the sixth consecutive quarter of significant year-over-year improvements in the Company’s operating results. The Company’s financial results during the quarter were influenced primarily by the following as compared to the second quarter of last year: (1) a $11.1 million decline in sales, partially offset by a gross margin improvement (56.7% compared to 55.8% for the same quarter last year) resulting in a net $5.5 million year-over-year decline in gross profit, (2) a $6.5 million improvement in selling, general and administrative (SG&A) costs, and (3) a $5.0 million decline in depreciation and amortization expense.

FranklinCovey also reported $0.2 million of net income before preferred stock dividends ($0.10 per common share loss, after preferred stock dividends) for the quarter ended February 28, 2004, an $8.2 million improvement compared to a $7.9 million net loss before preferred stock dividends ($0.50 per common share loss, after preferred stock dividends) for the same quarter of the prior year.

For the first two quarters of fiscal 2004, the Company reported a $13.6 million improvement in operating results reducing its operating loss to $1.2 million compared to an operating loss of $14.8 million for the first two quarters of last year. The Company reported a $13.1 million improvement in its net loss, reducing its net loss to $2.9 million before preferred stock dividends ($0.37 per common share loss after preferred stock dividends) for the first two quarters of fiscal 2004 compared to a $16.0 million loss before preferred stock dividends ($1.02 per common share loss after preferred stock dividends) for the first two quarters of fiscal 2003. The Company provided the following details underlying the continued improvement of operating and net results during the second quarter and first two quarters of fiscal 2004.

Revenues: Total sales for the second quarter of fiscal 2004 declined $11.1 million compared to last year’s second quarter. Sales from the Consumer Business Unit (CBU) for the quarter ended February 28, 2004, declined $8.5 million to $53.2 million compared to $61.7 million for the same quarter last year. Retail store sales accounted for $7.7 million of the CBU revenue decline and were $32.7 million during the quarter compared to $40.3 million (8% comparable store sales decline) for the same quarter the prior year. There were 26 fewer domestic stores open during the quarter compared to the second quarter last year; these stores accounted for $3.1 million of sales in the second quarter of fiscal 2003. The retail store sales decline was primarily attributed to the smaller number of stores open in the quarter and to a 16% decline in PDA’s and related products sold during the quarter this year compared to the same quarter last year. Catalog/eCommerce sales were $16.3 million compared to $17.1 million for the same quarter of last year. Sales of products through the office superstores and other third party retailers channel increased, but were offset by reduced sales revenue reported as a result of the out-sourcing of government product sales which reduced revenue but increased profitability. This resulted in flat Other CBU sales of $4.3 million compared to $4.3 million for the same quarter last year.

Organizational Solutions Business Unit (OSBU) sales declined $2.6 million for the second quarter of fiscal 2004 to $25.5 million compared to $28.1 million for the same quarter last year. The Company’s efforts to scale back organizational consulting and the number of public seminars offered while focusing more of its efforts on organizational training solutions, which have higher gross margins, contributed to the decline in sales. International revenues improved primarily due to the translation of foreign sales as foreign currencies strengthened against the United States dollar, and increased royalties from licensees. The Company expects OSBU sales to improve as the general economy and hiring trends strengthen, corporate clients again begin to fund their training budgets, and the Company’s new offerings continue to gain traction.

Selling, general and administrative expenses: SG&A costs declined by $6.5 million or 14% for the quarter and $14.4 million for the first two quarters ended February 28, 2004, compared to last year. The improvements were primarily due to focused efforts to reduce the Company’s operating expenses and fewer retail stores. The Company closed 22 of its domestic retail stores and another 10 of its international retail stores during fiscal 2003, and another 6 stores during its first two quarters of fiscal 2004. The Company also intends to close additional stores during fiscal 2004. These closures are comprised primarily of unprofitable stores and stores located in markets where the Company has multiple retail operations. The Company may also close additional retail store locations if future analysis demonstrates that operating performance may be improved through further retail store closures. With the annualized impact of implemented cost reductions and on-going cost-cutting initiatives, the Company expects the year-over-year decreases in SG&A to continue during the second half of fiscal 2004, even after including expected retail store closing costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the second quarter of fiscal 2004, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $5.0 million in D&A during the second quarter and $7.4 million during the first two quarters of fiscal 2004, compared to the respective periods of the prior year.

Fiscal 2004 Outlook
The Company also provided an outlook for the remainder of fiscal 2004. The Company expects continued significant improvements in operating results during the next two quarters as compared to the prior year’s quarters, resulting in a more than $30 million operating improvement for fiscal 2004 compared to the prior year, excluding store closures and other unanticipated one-time write-offs. The Company believes this significant improvement will result from expected continued reductions in operating costs and year-over-year stabilization of sales in the second half.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 140 retail stores, and www.franklincovey.com . Nearly 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and subsequent 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	February 28, 2004	March 1, 2003	February 28, 2004	March 1, 2003

	(unaudited)		(unaudited)
Sales	$78,715	$89,790	$153,746	$174,836
Cost of sales	34,090	39,712	66,595	77,830

Gross margin	44,625	50,078	87,151	97,006
Selling, general and administrative	39,410	45,895	79,426	93,803
Provision for losses on management stock loans		2,313		2,470
Recovery of investment in unconsolidated subsidiary		(740)		(1,630)
Impairment of assets		872		872
Depreciation	3,222	8,068	6,813	13,981
Amortization	1,043	1,151	2,087	2,324

Operating income (loss)	950	(7,481)	(1,175)	(14,814)

Equity in earnings (losses) of unconsolidated subsidiary		(82)		(128)
Interest income	141	138	227	404
Interest expense	(56)	(37)	(167)	(111)
Other expense				(172)

Income (loss) before provision for taxes	1,035	(7,462)	(1,115)	(14,821)

Provision for income taxes	803	476	1,833	1,224

Net income (loss)	232	(7,938)	(2,948)	(16,045)

Preferred stock dividends	(2,184)	(2,184)	(4,368)	(4,367)

Net loss attributable to common shareholders	$(1,952)	$(10,122)	$(7,316)	$(20,412)

Net loss attributable to common shareholders per share	$(0.10)	$(0.50)	$(0.37)	$(1.02)
Weighted average number of common and
common equivalent shares - Basic and Diluted	19,940	20,052	19,953	20,030
Sales Detail:
Retail Stores	$32,668	$40,338	$55,336	$68,536
Catalog / e-Commerce	16,265	17,085	34,477	36,218
Other	4,297	4,318	11,348	11,346

Total Consumer Business Unit	53,230	61,741	101,161	116,100

Organizations Solutions Group	13,110	18,097	27,058	37,008
International	12,375	9,952	25,527	21,728

Total Organizational Solutions Business Unit	25,485	28,049	52,585	58,736

Total	$78,715	$89,790	$153,746	$174,836